Exhibit 99.1
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Certain Ski Season Metrics for the Season-to-Date Period Ended January 8, 2017
BROOMFIELD, Colo. - January 13, 2017 - Vail Resorts, Inc. (NYSE: MTN) today reported certain ski season metrics for the comparative periods from the beginning of the ski season through January 8, 2017, and for the prior year period through January 10, 2016. The reported ski season metrics are for our North American mountain resorts, adjusted as if Whistler Blackcomb was owned in both periods using actual exchange rates in each applicable period. The metrics exclude results from Perisher and our urban ski areas in both periods. The data mentioned in this release is interim period data and is subject to fiscal quarter end review and adjustments.

•
Season-to-date total lift ticket revenue at the Company’s North American mountain resorts, including an allocated portion of season pass revenue for each applicable period, was up 4.3% compared to the prior year season-to-date period.

•
Season-to-date ski school revenue was up 1.5% and dining revenue was down 6.4% compared to the prior year season-to-date period. Additionally, retail/rental revenue for North American resort store locations was down 2.0% compared to the prior year season-to-date period.

•	Season-to-date total skier visits for the Company’s North American mountain resorts were down 13.2% compared to the prior year season-to-date period.
Commenting on the ski season to date, Rob Katz, Chief Executive Officer said, “The 2016/2017 ski season got off to a slow start across our U.S. resorts due to poor early season conditions that reduced visitation, particularly among our local guests. We had much more normal conditions at our U.S. resorts in the holiday period between December 19, 2016 and January 8, 2017 during which time we saw strong visitation from our destination guests and growth in lift revenue and in each of our ancillary revenue lines, with ski school performing particularly well. Results at Whistler Blackcomb have also been strong, with increases in visitation and revenue at the resort compared to the prior record year.”

Katz continued, “Although our season-to-date metrics were impacted by the weak start to the year, we remain confident in our outlook for fiscal year 2017. We had very strong season pass sales growth leading up to the ski season and our much improved results through the holiday period were in line with our expectations. Additionally, recent snow storms in January have created outstanding conditions for guests to enjoy across all of our Western resorts. As a result, we expect to achieve full year performance within the Resort Reported EBITDA guidance range we issued on December 9, 2016, assuming normal conditions at our resorts through the remainder of the season and a continuation of the current economic environment.”

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc. through its subsidiaries, is the leading global mountain resort operator. Vail Resorts' subsidiaries operate 10 world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher in New South Wales, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. The Company owns and/or manages a collection of casually elegant hotels under the RockResort brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Forward Looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements, including our expectations regarding our fiscal 2017 performance. These statements are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to a disruption in our water supply that would impact our snowmaking capabilities; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or that acquired businesses may fail to perform in accordance with expectations, including Whistler Blackcomb or future acquisitions; our ability to realize anticipated financial benefits from Park City; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates, particularly the Canadian dollar and Australian dollar; changes in accounting estimates and judgments, accounting principles, policies or guidelines; a materially adverse change in our financial condition; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2016, which was filed on September 26, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2016, which was filed December 9, 2016.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.